Exhibit 99.1


   Radiation Therapy Services Reports Second Quarter 2004 Financial Results

     - Second Quarter Highlights

     - Net revenues grew 13.7% to $42.1 million from second quarter 2003 Income before income taxes, excluding Term B interest expense, grew 21.3% from same period 2003

     - Initial public offering in June 2004 raised net proceeds of $47.1 million

     - Same market revenues increased 5.2% from 2003

    FORT MYERS, Fla., Aug. 4 /PRNewswire-FirstCall/ -- Radiation Therapy Services, Inc. (Nasdaq: RTSX), a provider of radiation therapy services to cancer patients, today announced its financial results for the second quarter and six months ended June 30, 2004. On June 18, 2004, Radiation Therapy began trading as a public company on the Nasdaq National Market upon the completion of its initial public offering of common stock.

    Total net revenues for the second quarter were $42.1 million, an increase of 13.7% from $37.1 million in the same quarter of 2003. Fee for service revenue, or revenue generated from freestanding treatment centers where the Company bills directly for patient treatments, was $39.6 million. Other revenue, or revenue generated from the Company's hospital-based treatment centers where Radiation Therapy bills the hospital for services provided, was $2.5 million.

    On a GAAP basis, income before income taxes for the second quarter 2004 was $8.8 million, an increase of 15.0% from the same period 2003. On March 31, 2004, the Company borrowed $40 million as an add-on term loan (Term B) borrowing under its senior secured credit facility to fund a special distribution to shareholders. The Term B loan was paid down in the second quarter with proceeds from the Company's IPO. Excluding interest expense of $486,000 associated with the Term B borrowing, income before income taxes for the second quarter grew 21.3% over the same period of last year.

    Net income for the second quarter 2004 was impacted by a non-cash income tax expense of $17.6 million related to the Company's conversion from a Subchapter S Corporation to a C Corporation in conjunction with the IPO. Consequently, the Company reported a net loss of $9.4 million, compared to net income of $7.7 million for the same period 2003. Pro forma diluted net income per share for the second quarter, excluding the non-cash income tax expense related to the conversion to a C Corporation, was $0.27. Excluding the interest expense from the Term B borrowing, diluted earnings per share were $0.29 for the second quarter 2004.

    The weighted average number of shares outstanding for the quarter ended June 30, 2004 was 19.4 million; this includes the impact of 4.0 million shares issued in the IPO. At June 30, 2004, total shares outstanding were
22.4 million.

    Net revenues for the six months ended June 30, 2004 were $85.1 million, an increase of 18.9% from the same period 2003. On a GAAP basis, income before income taxes for the first six months of 2004 was $19.1 million, an increase of 17.6% from $16.3 million reported in the same period 2003.

    Net income for the first six months of 2004 was $885,000 compared to $16.3 million for the same period of 2003, as a result of the $17.6 million non-cash income tax expense related to the conversion to a C Corporation. Excluding the same non-cash income tax expense, pro forma diluted net income per share for the six months ended June 30, 2004 was $0.60. Excluding the interest expense in the second quarter from the Term B loan of $486,000 and deferred financing charges of $336,000 written off in the first quarter in conjunction with the Term B loan, pro forma diluted earnings per share would have been $0.63 for the first six months of 2004.

    "We are pleased to report our strong second quarter financial performance," said Dr. Daniel Dosoretz, President and Chief Executive Officer. "Our revenue growth demonstrates the success of our business model of acquiring and building radiation therapy centers in underserved markets. We were especially gratified to see the steady growth generated in the two new markets we entered within the last nine months, Southeastern Alabama and Central Kentucky. Growth in both markets was driven by the introduction of advanced technologies for improved patient care.

    "Our goal is to bring to local markets the newest and most advanced radiation technology and treatments that were traditionally available only in academic centers and major cities," continued Dr. Dosoretz. "The 5.2% same market growth this quarter attests to the acceptance of our centers among referring physicians and patients who can now receive their treatments closer to home."

    Radiation Therapy generated $20.2 million in net cash from operations in the first six months of 2004. Capital expenditures for the acquisition of equipment for the six months ended June 30, 2004 were $10.7 million, compared to $5.2 million in the first six months of 2003. The Company's days sales outstanding (DSO) for the second quarter were 54 days.

    For the second quarter 2004, Radiation Therapy reported 1,054 external beam treatments per day at its 42 freestanding centers, a 15.8% increase from the same period of last year. During the second quarter, Radiation Therapy added a new freestanding treatment center in Crestview, Florida to its Northwest Florida regional network. Upon opening its new facility, the Company ceased providing services at a local hospital where it had previously provided services under an open staff arrangement. At the end of the second quarter, the Company performed radiation therapy services at 10 hospital-based treatment centers.

    In the June 2004 IPO, a total of 6,325,000 common shares, including the underwriters exercise of the over-allotment option, were sold at $13 per share. Radiation Therapy sold 4,000,000 newly issued shares and selling stockholders sold an additional 2,325,000 shares. The net proceeds to the Company from the IPO of $47.1 million were used to pay down term loans, a revolving credit facility and notes payable to shareholders and related parties. Outstanding debt, at the end of the quarter, totaled $50.0 million.

    For the full year 2004, the Company expects revenues to be in the range of $160 million to $162 million. The Company's business is seasonal. The first quarter of the year is the strongest due to the influx of seasonal residents seeking treatment at the Company's centers in warmer geographic regional networks, and the third quarter is traditionally the slowest due to vacations and patients postponing radiation treatments during the summer months.

    Management will host a conference call today at 10:00 a.m. EDT. A live Web cast of the conference call will be available online on the Company's corporate Web site at http://www.rtsx.com. Web participants are encouraged to go to Radiation Therapy's Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. Listening to the webcast requires speakers and RealPlayer(TM) software, downloadable free at www.real.com. Those without Web access should access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are (800) 473-6123 for domestic callers, and (973) 582-2706 for international. The reservation number for both is 4964893.

    After the live Web cast, the call will remain available on Radiation Therapy's Web site through September 3, 2004. In addition, a telephonic replay of the call will be available until August 19, 2004. The replay dial-in numbers are (877) 519-4471 for domestic callers and (973) 341-3080 for international callers. Please use reservation code 4964893.

    About Radiation Therapy Services

    Radiation Therapy Services, Inc., which operates treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company's 52 treatment centers are clustered into 17 regional networks in eight states, including Alabama, Delaware, Florida, Kentucky, Maryland, Nevada, New York and North Carolina. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site http://www.rtsx.com.

    This release contains forward-looking statements based on management's current expectations and projections about the Company's future financial results and future trends and events that they believe may affect the Company's business and financial condition. These forward-looking statements are not historical facts but rather are based on current plans, expectations and beliefs. Words such as "may," "will," "expect," "intend," "plan," "believe," "seek" "could" and "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, risks related to: changes in government Medicare and Medicaid programs which limit or reduce payments to the Company; decreases in payments by managed care organizations and other commercial payors; changes in, or terminations of, the Company's administrative services agreements by the professional corporations; the Company's ability to acquire, develop and integrate treatment centers; changes in and compliance with federal, state and local healthcare and other applicable laws and regulations; technological and therapeutic changes in treatment methods; dependence on recruiting and retaining radiation oncologists and other qualified healthcare professionals; dependence on senior management; the geographic concentration of the Company's operations in certain states, particularly Florida; and those risk factors set forth in the "Risk Factors" section of the Form S-1 Registration Statement, as amended, relating to the Company's initial public offering as well as the risks described from time to time in the Company's subsequent filings with the Securities and Exchange Commission which are available on the SEC's Website at http://www.sec.gov. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release.

     Contacts:                            Investors/Media:
     Dave Koeninger                       Stephanie Carrington/Greg Tiberend
     Chief Financial Officer              The Ruth Group
     Radiation Therapy Services, Inc.     646-536-7017/7005
     239-931-7282                         scarrington@theruthgroup.com
     dkoeninger@rtsx.com                  gtiberend@theruthgroup.com


                         RADIATION THERAPY SERVICES, INC.
                                 AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                     (in thousands, except per share amounts)
                                   (unaudited)

                                          Three Months Ended  Six Months Ended
                                                June 30,           June 30,
                                             2004      2003     2004     2003

     Net patient service revenue           $39,610  $34,560  $80,073  $66,546
     Other revenue                           2,523    2,509    5,009    5,031
     Total revenues                         42,133   37,069   85,082   71,577

     Salaries and benefits                  20,699   18,338   41,797   34,833
     Medical supplies                          869      627    1,752    1,140
     Facility rent expense                   1,381    1,098    2,677    2,142
     Other operating expenses                2,145    2,163    3,785    4,511
     General and administrative expenses     3,919    4,622    8,216    7,604
     Depreciation and amortization           1,615    1,211    3,122    2,409
     Provision for doubtful accounts         1,391      836    2,753    1,663
     Interest expense, net                   1,259      496    1,855    1,042
     Total expenses                         33,278   29,391   65,957   55,344

     Income before minority interests        8,855    7,678   19,125   16,233
     Minority interest in net losses
      (earnings) of consolidated entities      (24)       1      (15)      23

     Income before income taxes              8,831    7,679   19,110   16,256

     Income tax expense                     18,225       --   18,225       --

     Net (loss) income                     $(9,394)  $7,679     $885  $16,256

     Other comprehensive income:
     Unrealized gain (loss) on derivative
      interest rate swap agreement              47      (75)      36      (75)
     Comprehensive (loss) income           $(9,347)  $7,604     $921  $16,181

     Net (loss) income per common share
      outstanding - basic                   $(0.50)   $0.45    $0.05    $0.96
     Net (loss) income per common share
      outstanding - diluted                 $(0.50)   $0.41    $0.05    $0.88

     Weighted average shares outstanding:
          Basic                             18,762   17,027   18,103   16,997
          Diluted                           18,762   18,522   19,028   18,518
          Pro forma diluted                 19,422   18,522   19,028   18,518

     Pro forma income data:
     Income before income taxes, as
      reported                              $8,831   $7,679  $19,110  $16,256
     Pro forma income taxes                  3,533    3,071    7,644    6,502
     Pro forma net income                   $5,298   $4,608  $11,466   $9,754

     Pro forma net income per common share
      - basic                                $0.28    $0.27    $0.63    $0.57
     Pro forma net income per common share
      - diluted                              $0.27    $0.25    $0.60    $0.53


                        RADIATION THERAPY SERVICES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                 June 30,         December 31,
                                                   2004               2003
                                                (Unaudited)
                                     ASSETS
     Current assets:
          Cash and cash equivalents                 $4,999            $2,606
          Accounts receivable, net                  23,144            22,816
          Prepaid expenses                           2,488             2,921
          Current portion of notes
           receivable from related parties              --               122
          Current portion of lease  receivable         625               597
          Inventories                                1,020               802
          Deferred income taxes                      4,097                --
          Other                                        937             1,136
     Total current assets                           37,310            31,000
     Notes receivable from related
      parties, less current portion                     --               540
     Lease receivable, less current portion          1,564             1,883
     Equity investments in joint ventures            1,330             1,229
     Property and equipment, net                    72,337            65,569
     Goodwill, net                                  28,404            24,915
     Intangible assets, net                            669               718
     Other assets                                    4,359             2,431
     Total assets                                 $145,973          $128,285


                      LIABILITIES AND SHAREHOLDERS' EQUITY

     Current liabilities:
          Accounts payable                          $3,223            $3,464
          Accrued expenses                           9,853            11,866
          Income taxes payable                       2,231                --
          Current portion of long-term
           debt                                      8,739             8,065
     Total current liabilities                      24,046            23,395
     Long-term debt, less current portion           41,250            51,746
     Other long-term liabilities                       610               610
     Deferred income taxes                          20,095                --
     Minority interest in consolidated
      entities                                       1,576             1,561
     Total liabilities                              87,577            77,312
     Shareholders' equity
          Preferred stock, $0.0001 par
           value, 10,000 shares  authorized,
             none issued or outstanding                --                --
          Common stock, $0.0001 par
           value, 75,000 shares  authorized,
             22,448 and 17,282 shares
              issued and outstanding at
             June 30, 2004 and December
              31, 2003, respectively                     2                 2
          Additional paid-in capital                69,372            16,616
          Retained (deficit) earnings               (8,519)           37,037
          Notes receivable from
           shareholders                             (2,458)           (2,645)
          Accumulated other comprehensive
           loss                                         (1)              (37)
     Total shareholders' equity                     58,396            50,973
     Total liabilities and shareholders' equity   $145,973          $128,285


                        RADIATION THERAPY SERVICES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)
                                                         Six months ended
                                                              June 30,
                                                      2004              2003
    Cash flows from operating activities
    Net Income                                        $885           $16,256
    Adjustments to reconcile net income
     to net cash provided by
      operating activities:
      Depreciation                                   3,038             2,339
      Amortization                                      84                70
      Deferred income tax provision                 15,998                --
      Consulting fee expense                            19                --
      Provision for bad debts                        2,753             1,663
      (Gain) loss on the sale of property
       and equipment                                   (15)                6
      Minority Interests in net (losses)
       earnings of consolidated entities                15               (23)
      Write off of loan costs                          336                --
      Equity interest in net income of
       joint ventures                                 (101)              (35)
      Changes in operating assets and
       liabilities
        Accounts receivable                         (3,081)           (5,226)
        Inventories                                   (218)              (31)
        Prepaid expenses                               433               334
        Accounts payable                              (241)              837
        Accrued expenses                            (1,986)            4,084
        Income taxes currently payable               2,231                --


    Net cash provided by operating
     activities                                     20,150            20,274

    Cash flows from investing activities
    Purchase of property and equipment              (7,027)           (5,229)
    Acquisition of radiation centers                    --            (1,000)
    Receipts of principal payments of
     notes receivable from shareholders                662                --
    Proceeds from the sale of property
     and equipment                                     944             1,218
    Change in lease receivable                         291               263
    Change in other assets                            (449)              128

    Net cash used in investing activities           (5,579)           (4,620)

    Cash flows from financing activities
    Proceeds from issuance of debt                  41,000               500
    Principal repayments of debt                   (54,533)           (5,783)
    Proceeds from public offering of
     common stock, net of expenses                  47,059                --
    Proceeds from issuance of common stock              38                20
    Proceeds from exercise of stock
     options                                         2,112               101
    Payments of notes receivable from
     shareholders                                      187               123
    Distributions to shareholders                  (46,441)           (5,330)
    Payments of loan costs                          (1,600)               --

    Net cash used in financing activities          (12,178)          (10,369)

    Net increase in cash and cash
     equivalents                                     2,393             5,285
    Cash and cash equivalents, at
     beginning of period                             2,606             4,294

    Cash and cash equivalents, at end of
     period                                         $4,999            $9,579

    Supplemental disclosure of non-cash
     transactions

    Recorded capital lease obligations
     related to the acquisition of  equipment       $3,711             $ --
    Issuance of common stock for the
     acquisition of Devoto Construction,
     Inc.                                           $3,528             $ --


                         RADIATION THERAPY SERVICES, INC.
                                 AND SUBSIDIARIES
                             KEY OPERATING STATISTICS
                                   (unaudited)

                               Three Months Ended      Six Months Ended
                                    June 30,      %        June 30,     %
                                  2004   2003  Change    2004   2003  Change

    External beam treatments per
     day -
     freestanding centers        1,054    910  15.8%    1,073    936   14.7%

    Percentage change in external
     beam treat-ments per day -
       freestanding centers -
      same market basis            0.6%   0.2%            0.4%   1.6%

    Percentage change in total
     revenues
      - same market basis          5.2%  37.0%           10.4%  37.2%

    Regional networks at period
     end                             17     14  21.4%

    Treatment centers -
     freestanding                    42     34  23.5%
    Treatment centers - hospital     10     10    --
                                     52     44  18.2%

    Days sales outstanding           54     53             51     50


SOURCE  Radiation Therapy Services, Inc.
    -0-                             08/04/2004
    /CONTACT: Dave Koeninger, Chief Financial Officer of Radiation Therapy Services, +1-239-931-7282, dkoeninger@rtsx.com; or Investors/Media: Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Greg Tiberend, +1-646-536-7005, gtiberend@theruthgroup.com, both of The Ruth Group for Radiation Therapy Services/
    /Web site:  http://www.rtsx.com /
    (RTSX)

CO:  Radiation Therapy Services, Inc.
ST:  Florida
IN:  HEA MTC
SU:  ERN CCA